UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 19, 2011
ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (315) 332-7100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 19, 2011, Ultralife Corporation (the “Company”), together with the Company’s U.S. subsidiaries (collectively, the “Borrowers”), entered into a First Amendment to Credit Agreement (the “First Amendment”) with RBS Business Capital, a division of RBS Asset Finance, Inc. (“RBS”), with respect to the Company’s senior secured asset based revolving credit facility of up to $35.0 million (the “Credit Facility”). The Credit Facility has a maturity date of February 17, 2013 (the “Maturity Date”). The Credit Facility is secured by substantially all of the Company’s assets.
The First Amendment amends the Credit Facility as follows:
Eligible accounts receivable under the Credit Facility (for the determination of available borrowings) now include foreign (non-U.S.) accounts subject to credit insurance payable to RBS (formerly, such accounts were not eligible without arranging letter of credit facilities satisfactory to RBS).
Interest will accrue on outstanding indebtedness under the Credit Facility at one of two LIBOR rates plus a margin of 3.00% (formerly, this margin was 4.50%). Subject to certain conditions, the Company will have the option to convert the interest rate under the Credit Facility to a LIBOR Advantage Rate or the Prime Rate (formerly, the option to convert to the Prime Rate was unavailable). The rate of interest under the Credit Facility can fluctuate based on the excess availability average as set forth in the following table:

Excess Availability Average	LIBOR Rate Plus	LIBOR Advantage Rate Plus	Prime Rate Plus

Greater than $10,000,000	3.00%	3.00%	1.00%

Greater than $6,000,000 but less than or equal to $10,000,000	3.25%	3.25%	1.25%

Greater than $3,000,000 but less than or equal to $6,000,000	3.50%	3.50%	1.50%
The Credit Facility imposes a limit of $3,000,000 (formerly, $1,000,000) on loans or other advances and/or investments made by the Company in or to any of our U.S. subsidiaries.
All other terms of the Credit Facility remain unchanged.
The First Amendment is attached to this Report as Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
10.1	First Amendment to Credit Agreement with RBS Business Capital, a division of RBS Asset Finance, Inc. dated as of February 17, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2011	ULTRALIFE CORPORATION
/s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration & General Counsel